Exhibit 21.1

JETBLUE AIRWAYS CORPORATION
LIST OF SUBSIDIARIES
As of December 31, 2018

BlueBermuda Insurance, LTD (Bermuda corporation)
JetBlue Technology Ventures, L.L.C. (Delaware corporation)
JBTP, LLC (Delaware corporation)